AMERIPRIME FUNDS AMENDMENT NO. 14

                       AGREEMENT AND DECLARATION OF TRUST


         1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby establish five (5) new series of shares of the Trust and designate such series the "Shepherd Values Market Neutral Fund", "Shepherd Values Growth Fund", the "10K Smart Trust Fund", the "Dobson Covered Call Fund" and the "Auxier Equity Fund" (the "Series"). The relative rights and preferences of each series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

         2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                  /s/
                                  Kenneth D. Trumpfheller


                                  /s/
                                  Gary E. Hippenstiel

                                  /s/
                                  Steve L. Cobb


Dated: February 2, 1999